UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2011

Puda Coal, Inc.
(Exact name of registrant as specified in its charter)

333-85306
(Commission File Number)

Delaware	65-1129912
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

 426 Xuefu Street, Taiyuan, Shanxi Province,
The People’s Republic of China
(Address of principal executive offices, with zip code)

011 86 351 228 1302
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Material Definitive Agreements.

On April 6, 2011, Shanxi Puda Coal Group Co., Ltd. (“Shanxi Coal”) entered into a mining assets transfer and coal resource fee compensation agreement (the “Jianzhuang Agreement”) with Shanxi Huozhou Jianzhuang Coal Industry Co., Ltd (“Jianzhuang Coal”), pursuant to which Shanxi Coal will purchase from Jianzhuang Coal all its tangible assets and coal mining rights located in Huozhou County, Shanxi Province.  As consideration, Shanxi Coal will pay Jianzhuang Coal an aggregate purchase price of RMB 98,000,000 (approximately $14.98 million) in cash, of which RMB 29,800,000 (approximately $4.56 million) is for Jianzhuang Coal’s tangible assets and RMB 68,200,000 (approximately $10.42 million) is for the mining rights of and compensation to Jianzhuang.

On April 6, 2011, Shanxi Coal entered into a mining assets transfer and coal resource fee compensation agreement (the “Leijian Agreement”) with Shanxi Huozhou Leijian Coal Industry Co., Ltd (“Leijian Coal”), pursuant to which Shanxi Coal will purchase from Leijian Coal all its tangible assets and coal mining rights located in Huozhou County, Shanxi Province.  As consideration, Shanxi Coal will pay Leijian Coal an aggregate purchase price of RMB 92,000,000 (approximately $14.06 million) in cash, of which RMB 22,600,000 (approximately $3.45 million) is for Leijian Coal’s tangible assets and RMB 69,400,000 (approximately $10.61 million) is for the mining rights of and compensation to Leijian.

On April 6, 2011, Shanxi Coal entered into a mining assets transfer and coal resource fee compensation agreement (the “Fengshen Agreement”) with Shanxi Huozhou Fengshen Coal Industry Co., Ltd (“Fengshen Coal”), pursuant to which Shanxi Coal will purchase from Fengshen Coal all its tangible assets and coal mining rights located in Huozhou County, Shanxi Province.  As consideration, Shanxi Coal will pay Fengshen Coal an aggregate purchase price of RMB 87,000,000 (approximately $13.29 million) in cash, of which RMB 30,390,000 (approximately $4.64 million) is for Fengshen Coal’s tangible assets and RMB 56,610,000 (approximately $8.65 million) is for the mining rights of and compensation to Fengshen.

Under each agreement, Shanxi Coal agrees to pay 90% of the purchase price within five days of the execution of the agreement and the remaining 10% of the purchase price three months after the signing if Shanxi Coal confirms there is no claim against the respective seller with respect to the transferred assets.

Pursuant to the agreements, each seller will be responsible for canceling or terminating their respective employment contracts (or labor relationships) with their employees, paying all unpaid wages, insurance premiums and welfare expenses, and bearing all of the expenses caused by the cancellation or termination of the employment contracts.  The tangible assets and related documents of the three coal mines will be transferred to Shanxi Coal within seven business days upon execution of the agreements.

Each seller makes customary representations and warranties in the Agreements with respect to the assets and rights transferred to Shanxi Coal.  Each seller should assist Shanxi Coal in completing the registration and transfer of ownership certificates and mining right certificates within 60 days of closing.

The sellers are all selling their coal mine assets and coal mining right to Shanxi Coal as a result of the Chinese government’s requirement to close, consolidate and restructure smaller coal mines and the government’s approval of the Company as a coal mine consolidator to acquire and consolidate such coal mines.  The sellers are closing or have already closed their coal mine operations and are in the process of liquidating.  Shanxi Coal is merely acquiring the tangible assets and coal mining rights of the sellers during their liquidation process; Shanxi Coal is not acquiring or assuming any business, customers, vendors, business partners, contracts, employees or goodwill from the sellers, nor will Shanxi Coal assume any indebtedness or liabilities from them.

Neither the Company, Shanxi Coal or their affiliates, nor any director, officer or any associate of any such director or officer thereof, has any material relationship with the sellers other than in respect of the above disclosed agreements.

The foregoing description of the agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreements, which will be filed with the Compnay's Quarterly Report on Form 10-Q for the period ending June 30, 2010, unless earlier terminated or filed.

Item 8.01 Others

On April 11, 2011, the Company issued a press release announcing that its Board has unanimously ratified the Audit Committee’s decision to launch a full investigation into the allegations raised in a recent article alleging various unauthorized transactions in the shares of a subsidiary company, Shanxi Coal. The article titled "Puda Coal Chairman Secretly Sold Half the Company and Pledged the Other Half to Chinese PE Investors", authored by Alfred Little, appeared on certain websites on April 8, 2011. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01   Financial Statements and Exhibits.

(99)  Exhibits

The exhibits listed in the following Exhibit Index are filed as part of this report.

Exhibit No.	Description

99.1	Press Release dated April 11, 2011 regarding the investigation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUDA COAL, INC.

Date: April 12, 2011	By:	/s/ Qiong Wu
Qiong Wu
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 11, 2011 regarding the investigation.